Exhibit 8.1

[PwC LETTERHEAD]

TriMas Corporation

39400 Woodward Avenue

Suite 130

Bloomfield Hills, MI 48304

Ladies and Gentleman:

We have acted as advisors to TriMas Corporation, a Delaware corporation (“TriMas”), in connection with a series of transactions (the “Proposed Transaction”) in which (i) a wholly owned subsidiary of TriMas, TriMas Company LLC (“TriMas LLC”) (which is treated as disregarded as an entity separate from its owner for U.S. federal income tax purposes), will contribute all of the issued and outstanding stock of certain Cequent subsidiaries to a newly formed limited liability company, Horizon Global LLC (“Horizon LLC”) (which will be treated as disregarded as an entity separate from its owner for U.S. federal income tax purposes), in exchange for membership interests in Horizon LLC; (ii) TriMas LLC will contribute all of the issued and outstanding membership interests in Horizon LLC to Horizon Global Corporation (“Horizon”), a new wholly owned subsidiary of TriMas LLC, in exchange for cash (the “Cash Payment Amount”) and stock of Horizon (the “Contribution”); (iii) TriMas LLC will transfer all of its Horizon stock to TriMas; (iv) TriMas will distribute all of the issued and outstanding stock of Horizon to its shareholders (the “Distribution”); and (v) TriMas LLC will transfer the Cash Payment Amount to its existing creditors in partial repayment of its historic debt.

This opinion letter relates to the tax-free nature of the Proposed Transaction under sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and certain collateral issues described below. We have assumed that the Proposed Transaction will occur in accordance with the terms of the Separation and Distribution Agreement (the “Distribution Agreement”) included in the Registration Statement on Form S-1 as an exhibit, and that the Distribution Agreement and all other ancillary agreements will be executed in the form included in the Registration Statement on Form S-1 as exhibits.

For purposes of the opinions set forth below, we have relied upon such documents as we have deemed necessary or appropriate as a basis for the tax opinion set forth below. In addition, we have relied upon statements and representations made by TriMas, including a written representation letter verifying certain facts that have been represented to us (the “Representation Letter”), and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. PricewaterhouseCoopers LLP does not undertake, and expressly disclaims, any obligation to monitor the facts, assumptions, and representations set forth herein or any changes thereto from and after the date of this letter.

In our examination of documents, we have assumed that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully and accurately reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed, to the extent required, as provided and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Finally, we have assumed that (i) all parties will act in accordance with the agreements and covenants set forth in the Distribution Agreement and other relevant documents, and (ii) the

[PwC LETTERHEAD]

representations and statements made by TriMas in the Distribution Agreement, Representation Letter, and the information contained therein and the information provided to us in other documentation or orally are true, correct, and complete and will remain true, correct, and complete at all times up to and including the time of the Proposed Transaction.

Based on (a) the facts and documents described above; (b) the Representation Letter executed by the management of TriMas; and (c) existing provisions of the Code, Treasury Department Regulations, Internal Revenue Service (“IRS”) announcements, published positions and private letter rulings, and court decisions in effect as of the date of this opinion, it is our opinion that for U.S. federal income purposes:

1)	The contribution by TriMas LLC of all of the issued and outstanding equity interests of Horizon LLC to Horizon in the Contribution should be treated for U.S. federal income tax purposes as if TriMas contributed all of the assets of Horizon LLC to Horizon in exchange for Horizon stock and the Cash Payment Amount.

2)	The Contribution, followed by the Distribution, should qualify as a reorganization as defined under section 368(a)(1)(D). TriMas and Horizon should each be “a party to a reorganization” under section 368(b).

3)	No gain or loss should be recognized by TriMas on the contribution of Horizon LLC’s equity interests to Horizon in exchange for Horizon stock and the Cash Payment Amount in the Contribution.

4)	No gain or loss should be recognized by Horizon on the receipt of Horizon LLC’s equity interests in exchange for Horizon stock and the Cash Payment Amount in the Contribution.

5)	No gain or loss should be recognized by TriMas on the distribution of the stock of Horizon in the Distribution, except to the extent of any excess loss accounts or deferred intercompany gains or losses.

6)	No gain or loss should be recognized by (and no amount should be included in the income of) the shareholders of TriMas upon the receipt of the stock of Horizon in the Distribution, except to the extent of cash received in lieu of fractional shares.

7)	The aggregate basis of the TriMas shares and the Horizon shares in the hands of each TriMas shareholder immediately after the Distribution (as adjusted under Treas. Reg. § 1.358-1) should equal the basis the shareholder had in the TriMas shares immediately before the Distribution, allocated in the manner described in Treas. Reg. § 1.358-2(a)(2)(iv).

8)	The holding period of the stock of Horizon received by the TriMas shareholders in the Distribution should include the holding period of the TriMas shares on which the distribution was made, provided that the shares of TriMas are held as a capital asset on the date of the Distribution.

Our opinion represents and is based upon our best judgment regarding the application of tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date hereof. This document is not binding upon the

[PwC LETTERHEAD]

IRS, any other taxing authority, or the courts and there is no assurance or guarantee that the IRS or any other taxing authority will not successfully assert a contrary position. In addition, no exceptions (including the reasonable cause exception) are available for any federal or state penalties imposed if any portion of a transaction is determined to lack economic substance or fails to satisfy any similar rule of law, and our advice will not protect you from any such penalties.

This document is based upon the representations, documents, facts, and assumptions that have been included or referenced herein and the assumption that such information is accurate, true, and authentic. This document does not address any matters or transactions whatsoever unless all are/were consummated as described herein without waiver or breach of any material provision thereof or if any of the assumptions set forth herein are not true and accurate at all relevant times. In the event any of the representations, facts or assumptions are incorrect, in whole or in part, one or more of the conclusions reached in this document might be adversely affected.

No assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise you or anyone else of any new developments in the application or interpretation of the applicable tax laws.

Further, the content of this document is limited to the matters specifically addressed herein and does not address other potential federal, state, local, foreign or other tax consequences (or the potential application of tax penalties) to any matter other than as set forth herein. In addition, PricewaterhouseCoopers LLP expresses no opinion on non-tax matters, such as issues arising under corporate or securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 of Horizon. We also consent to the reference to our opinion under the caption “The Spin-Off – Material U.S. Federal Income Tax Consequences of the Spin-off” in the Information Statement included in such Registration Statement and to the discussion of the opinion letter in such Information Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission.

Very Truly Yours,

/s/ PricewaterhouseCoopers LLP